Optimum Funds

Proxy Solicitation Script for Shareholder ProxyLite message and Answer Machine message:

Hello, we are calling on behalf of the Board of Trustees of the Optimum Funds regarding the Special Meeting of Shareholders, which has been adjourned until Wednesday, October 14, 2015. We have not yet received your proxy vote or we have only received partial votes and your participation is needed.

You may reach us by calling our toll free number at 1-855-928-4484. Voting will take less than two minutes and your vote is important.  The Optimum Funds appreciate your cooperation and prompt attention to this matter.

The Board has unanimously approved the proposals and now we need to hear from you.

Thank you for your time and have a great day.